As filed with the Securities and Exchange Commission on March 3, 2015

Registration No. 333-______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ITUS Corporation

(Exact name of registrant as specified in charter)

Delaware	11-2622630
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

12100 Wilshire Boulevard, Suite 1275 Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

2010 Share Incentive Plan

2003 Share Incentive Plan

Time Based Stock Option Agreements with Robert A. Berman, John Roop, Dr. Amit Kumar, Lewis H. Titterton Jr., Kent B. Williams and Bruce F. Johnson

Performance Based Stock Option Agreements with Robert A. Berman, John Roop and Dr. Amit Kumar

(Full Title of the Plan)

Robert A. Berman

President and Chief Executive Officer

ITUS Corporation

12100 Wilshire Boulevard, Suite 1275

Los Angeles, California 90025

(Name and Address of Agent For Service)

(310) 484-5200

Telephone Number, Including Area Code of Agent For Service.

Copy to:

Barry I. Grossman, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Telephone: (212) 370-1300

Facsimile: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[x]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share, issuable pursuant to the 2010 Share Incentive Plan	34,234,980 (3)(4)	$0.095	$3,252,323.10	$377.92
Common Stock, $0.01 par value per share, issuable pursuant to Time Based Stock Option Agreements with Kent B. Williams, Lewis H. Titterton Jr. and Bruce F. Johnson	3,000,000	$0.095	$285,000.00	$33.12
Common Stock, $0.01 par value per share, issued or issuable pursuant to (i) the 2010 Share Incentive Plan, (ii) the 2003 Share Incentive Plan, (iii) Time Based Stock Option Agreements with Robert A. Berman, John Roop, Dr. Amit Kumar, Lewis H. Titterton Jr. and Kent B. Williams and (iv) Performance Based Stock Option Agreements with Robert A. Berman, John Roop and Dr. Amit Kumar	141,500,000	Not applicable (5)	Not applicable (5)	Not applicable (5)
Total	-	-	$3,537,323.10	$411.04

(1)   Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) filed by ITUS Corporation, a Delaware corporation (the “Registrant”, “Company”, “us”, “our” or “we”), shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s shares of outstanding common stock. Also pursuant to Rule 416 under the Securities Act, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the 2010 Share Incentive Plan, as amended (the “2010 Plan”). In addition, this Registration Statement covers the resale by certain Selling Stockholders named in the prospectus included in and filed with this Form S-8 of certain of the shares of Registrant’s common stock subject to this Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3).

(2)   Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act solely for the purposes of calculating the amount of the registration fee, based on the average of the high and low sales prices of the Registrant’s common stock on the OTCQB on February 24, 2015 with respect to the 34,234,980 shares of the Registrant’s common stock issuable under the 2010 Plan and the 3,000,000 shares of the Registrant’s common stock issuable pursuant to the Time Based Stock Option Agreements between the Registrant and Kent B. Williams, Lewis H. Titterton Jr. and Bruce F. Johnson, which are the only new shares of common stock being registered by this Registration Statement.

(3) Includes 18,924,980 shares of common stock which represents an increase to the number of shares available for issuance on November 8, 2013 pursuant to Amendment No. 3 to the 2010 Plan.

(4) Includes an aggregate of 15,310,000 shares of common stock which represents an automatic increase to the number of shares available for issuance on January 2, 2015 and January 2, 2014 pursuant to an “evergreen” provision under the 2010 Plan. Shares available for issuance under the 2010 Plan were previously registered on the Registrant’s Registration Statement on Form S-8 (File No. 333-184410) filed on October 12, 2012, the Registrant’s Registration Statement on Form S-8 (File No. 333-175392) filed on July 7, 2011 and the Registrant’s Registration Statement on Form S-8 (File No. 333-168223) filed on July 20, 2010. The number of shares available for issuance under the 2010 Plan was automatically increased on the first business day in 2014 and on the first business day of 2015 and will automatically increase on the first business day of each calendar year thereafter such that, as of such first business day, the maximum aggregate number of shares of common stock available for issuance under the 2010 Plan will be 20,000,000 shares.

(5)   Pursuant to Rule 429 under the Securities Act, this Registration Statement is deemed to be a post-effective amendment to the Registrant’s Registration Statement on Form S-8 (File No. 333-184410) filed on October 12, 2012, for which the Registrant paid a registration fee of $1,942.34 to register 44,500,000 shares of common stock for issuance under the 2010 Share Incentive Plan, Time Based Stock Option Agreements with Robert A. Berman, John Roop, Dr. Amit Kumar, Lewis H. Titterton Jr. and Kent B. Williams and Performance Based Stock Option Agreements with Robert A. Berman, John Roop and Dr. Amit Kumar; the Registrant’s Registration Statement on Form S-8 (File No. 333-175392) filed on July 7, 2011, for which the Registrant paid a registration fee of $501.55 to register 12,000,000 shares of common stock for issuance under the 2010 Share Incentive Plan; the Registrant’s Registration Statement on Form S-8 (File No. 333-168223) filed on July 20, 2010, for which the Registrant paid a registration fee of $283.42 to register 15,000,000  shares of common stock for issuance under the 2010 Share Incentive Plan; the Registrant’s Registration Statement on Form S-8 (File No. 333-156836) filed on January 21, 2009, for which the Registrant paid a registration fee of $203.38 to register 15,000,000  shares of common stock for issuance under the 2003 Share Incentive Plan; the Registrant’s Registration Statement on Form S-8 (File No. 333-146261) filed on September 21, 2007, for which the Registrant paid a registration fee of $283.98 to register 10,000,000 shares of common stock for issuance under the 2003 Share Incentive Plan; the Registrant’s Registration Statement on Form S-8 (File No. 333-132544) filed on March 17, 2006, for which the Registrant paid a registration fee of $1,564.88 to register 15,000,000 shares of common stock for issuance under the 2003 Share Incentive Plan; the Registrant’s Registration Statement on Form S-8 (File No. 333-120333) filed on November 9, 2004, for which the Registrant paid a registration fee of $1,833.98 to register 15,000,000 shares of common stock for issuance under the 2003 Share Incentive Plan; and the Registrant’s Registration Statement on Form S-8 (File No. 333-105012) filed on May 5, 2003, for which the Registrant paid a registration fee of $315.51 to register 15,000,000 shares of common stock for issuance under the 2003 Share Incentive Plan.

Explanatory Note

This Registration Statement is being filed by the Registrant relating to an additional 34,234,980 shares of the our common stock which may be offered and sold pursuant to the our 2010 Plan and 3,000,000 shares of common stock which may be offered and sold pursuant to Time Based Stock Option Agreements between us and each of Kent B. Williams, Lewis H. Titterton Jr. and Bruce F. Johnson.

This Registration Statement includes, pursuant to General Instruction E to Form S-8 and Rule 429 of the Securities Act, a re-offer prospectus in Part I (the “Reoffer Prospectus”). The Reoffer Prospectus may be utilized for reofferings and resales by certain executive officers and directors listed in the Reoffer Prospectus who may be deemed “affiliates” of the Company on a continuous or a delayed basis in the future of up to 74,449,000 shares of Common Stock. These shares constitute “control securities” or “restricted securities” which have been issued prior to or issuable after the filing of this Registration Statement. The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC.  Statements contained in this Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITUS Corporation, a Delaware corporation (the “Company”, “us”, “our” or “we”), has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 37,234,980 shares of our common stock, par value $0.01 per share (the “Common Stock”) consisting of 34,234,980 additional shares of Common Stock  issuable pursuant to the 2010 Share Incentive Plan, as amended (the “2010 Plan”) and 3,000,000 shares of Common Stock which may be offered and sold pursuant to Time Based Stock Option Agreements between the Company and each of Kent B. Williams, Lewis H. Titterton Jr. and Bruce F. Johnson and to file a prospectus, prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, to be used for reoffers and resales of Common Stock acquired by persons to be named therein upon the exercise of options granted under the 2010 Plan, 2003 Share Incentive Plan, as amended (the “2003 Plan”), the Time Based Stock Option Agreements between the Company and each of Robert A. Berman, John Roop, Dr. Amit Kumar, Lewis H. Titterton Jr., Kent B. Williams and Bruce F. Johnson (each a “Time Based Stock Option Agreement”) and the Performance Based Stock Option Agreements between the Company and each of Robert A. Berman, John Roop and Dr. Amit Kumar (each a “Performance Based Stock Option Agreement”).

Pursuant to the Note to Part I on Form S-8, the documents containing the information specified in Part I of this Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not required to be filed, and are not filed, with the United States Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

ITUS Corporation
Common Stock

38,214,000 shares of Common Stock under
the 2010 Share Incentive Plan

10,435,000 shares of Common Stock under
the 2003 Share Incentive Plan

24,500,000 shares of Common Stock under
the Time Based Stock Option Agreements between
the Registrant and Robert A. Berman, John Roop,
Dr. Amit Kumar, Lewis H. Titterton Jr.,

Kent B. Williams and Bruce F. Johnson

20,000,000 shares of Common Stock under
the Performance Based Stock Option Agreements between
the Registrant and Robert A. Berman, John Roop, and Dr. Amit Kumar

This prospectus relates to shares (the “Shares”) of Common Stock the Company which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such Shares in connection with the exercise of stock options granted, and with stock or other awards made, under, the Company’s 2010 Plan and 2003 Plan (collectively, the “Plans”), as well as Time Based Stock Option Agreements and Performance Based Stock Option Agreements between the Company and certain Selling Stockholders (collectively, the “Option Agreements”).  The Plans and the Option Agreements are intended to provide incentives which will attract, retain, and motivate highly competent persons such as officers, employees, directors, and consultants to our Company by providing them opportunities to acquire shares of our Common Stock.  Additionally, the Plans and the Option Agreements are intended to assist in further aligning the interests of our officers, employees, directors and consultants to those of the Company’s other stockholders.

The persons who are issued such stock may include our directors; officers and/or other key employees and consultants; and certain of whom may be considered our “affiliates”.  Such persons may, but are not required to, sell the shares they acquire pursuant to this prospectus.  If any additional options are issued to affiliates under the Plans, we will file with the Securities and Exchange Commission (the “Commission”) an update to this prospectus naming such person as a selling shareholder and indicating the number of shares such person is offering pursuant to the prospectus.  See “Selling Stockholders” on page 24 of this prospectus.  Our Common Stock is quoted on the OTCQB under the symbol “ITUS.”  On February 24, 2015, the closing price of the Common Stock, as reported by the OTCQB, was $0.09 per share.

We will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts.  We are paying all expenses of registration incurred in connection with this offering but the Selling Stockholders will pay all brokerage commissions and other selling expenses.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares of those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

SEE “RISK FACTORS” BEGINNING ON PAGE 15 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is March 3, 2015.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of common stock described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. You can read and copy the reports, proxy statements and other information filed by the Company with the Commission at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549.  Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Additionally, we are required to file electronic versions of those materials with the Commission through the Commission’s EDGAR system.  The Commission maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

This prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by the Company with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which we have omitted, in accordance with the rules and regulations of the Commission. You should refer to the full Registration Statement for further information with respect to the Company and our Common Stock.

Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereto.

Incorporation of Certain Documents By Reference

The Commission allows us to “incorporate by reference” the information that we file with the Commission, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission.  The information that we incorporate by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

The following documents filed by us with the Commission pursuant to Section 13 of the Exchange Act (File No. 0-11254) are incorporated by reference in this Registration Statement:

(i)     our Annual Report on Form 10-K for the fiscal year ended October 31, 2014, as amended;

(ii) our Current Report on Form 8-K, dated February 5, 2015; and

(iii) the description of our Common Stock contained in our Current Report on Form 8-K filed on March 31, 2014 and as it may further be amended from time to time.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to the Company contained in this prospectus should be read together with the information in the documents incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all documents incorporated by reference into this prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents).  Requests for copies can be made by writing or telephoning us at 12100 Wilshire Boulevard, Suite 1275, Los Angeles, California 90025, Attention:  Secretary; telephone number: (310) 484-5200.

NOTE ON FORWARD LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements.  Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.  Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements.  All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

THE COMPANY

Overview

The primary operations of the Company involve the development, acquisition, licensing, and enforcement of patented technologies that are either owned or controlled by the Company.  The Company currently owns or controls 8 patented technologies. Our primary source of our revenue comes from the monetization of our patented technologies, including the settlement of patent infringement lawsuits. In the fiscal quarter ended October 31, 2014, the Company entered into 22 license and/or settlement agreements, and in the fiscal year ended October 31, 2014, the Company entered into 27 license and/or settlement agreements. All of our license and/or settlement agreements have provided for one time, lump sum payments to be received by the Company.

In August of 2014, the Company ended its relationship with Videocon Industries Limited (“Videocon”), terminating Videocon’s license to the Company’s patented Nano Field Emissions Display technology (the “Videocon Termination”).

On December 29, 2014, the Company and AU Optronics Corporation (“AUO”) entered into a Settlement Agreement (the “AUO Settlement Agreement”) and a Patent Assignment Agreement (the “AUO Patent Assignment Agreement”) pursuant to which the Company received an aggregate of $9,000,000 from AUO (the “AUO Settlement”).  The AUO Settlement Agreement and the AUO Patent Assignment Agreement were entered into to resolve a lawsuit filed by the Company against AUO in January of 2013, relating to joint development projects in connection with the Company’s ePaper® Electrophoretic Display, and Nano Field Emission Display (“nFED”) technologies.  As part of the AUO Settlement, the Company terminated AUO’s license to the Company’s patented Nano Field Emissions Display technology. A more detailed description of the AUO lawsuit and settlement can be found in the section entitled “AU Optronics Corporation Lawsuit and Settlement” below.

As a result of the Videocon Termination and the AUO Settlement, the Company’s Nano Field Emissions Display technology is now unencumbered and ready for continued development.

Patented Technologies

The Company’s business model is to generate revenue from the development and licensing of patented technologies. In certain instances, the Company may seek to collect royalties from the unauthorized manufacture, sale, and use of patented products and services. We currently own or control 8 patented technologies including: (i) Encrypted Cellular Communication; (ii) Internet Telephonic Gateway; (iii) J-Channel Window Frame Construction; (iv) Key Based Web Conferencing Encryption; (v) Micro Electro Mechanical Systems Display; (vi) Nano Field Emission Display; (vii) VPN Multicast Communications; and (viii) Enhanced Auction Technologies.

ITUS’s Patented Technologies

Encrypted Cellular Communications

The Encrypted Cellular Communications technology includes hardware and software used to encrypt cellular phone calls and other mobile communications.  With the increased use of mobile devices, and the increased concerns regarding privacy and the protection of personal information, we believe the demand for secure mobile communications is increasing for both businesses and consumers.

Internet Telephonic Gateway

The internet telephonic gateway technology includes the integration of telephonic participation in web-based audio/video conferences by creating a gateway between the Internet, and cellular or traditional landline telephones. The end result is that participants can join and participate in online, audio/video conferences via a cellular or conventional telephone. This internet telephonic gateway technology is commonly used for web based audio/video events with broad based audience participation such as earnings calls, webinars, and virtual town hall meetings.

J-Channel Window Frame Construction

The J-Channel Window Frame Construction technology includes vinyl windows with an integrated frame, known in the industry as a “J-Channel”. Such windows are commonly used in modular buildings, mobile homes, and conventional, new home construction, resulting in easier and faster window installation.

Key Based Web Conferencing Encryption

The Key Based Web Conferencing Encryption technology includes the generation and management of encryption keys.  This type of encryption technology is commonly used to encrypt web-based conferencing, email for regulatory compliance purposes, and personal information such as contracts.

Micro Electro Mechanical Systems Display

The Micro Electro Mechanical Systems Display technology includes vanadium dioxide coated pixels that electrically modulate light at extremely high speeds to form an image, as well as the use of electrostatic force to move pixel sized membranes that create a color image. These are emerging, low voltage, display technologies with numerous potential commercial applications.

Nano Field Emission Display

The Nano Field Emission Display technology includes a new type of flat panel display consisting of low voltage color phosphors, specially coated carbon nanotubes, nano materials to generate secondary electrons, and ionized noble gas, resulting in a bright, sharp, high contrast color image.  This emerging technology could result in a flat panel display utilizing less power, with better picture quality and lower manufacturing costs than is currently found in the flat panel display industry.

VPN Multicast Communications

The VPN Multicast Communications technology includes the multicast, internet delivery of streaming data, media, and other content to large numbers of recipients, within the confines of specialized virtual private networks (“VPN’s). Multicasting is a commonly used content delivery protocol that enables several recipients to simultaneous receive content from a single internet transmission, greatly reducing Internet bandwidth costs. When combined with specialized VPN’s, the content and communications are protected from unwanted disclosure and piracy. Applications for these live, VPN multicast communications include videoconferences, online training and e-learning classes, internet television, web-based corporate events and strategy sessions, and other live transmissions of sensitive or protected content.

Enhanced Auction Technologies

The Enhanced Auction Technologies includes tools for the enhanced presentation and cross selling used by some of the world’s leading auction sites. The enhanced presentation tools covered by these patents enable auction sellers to cross sell and upsell additional items to interested buyers, resulting in incremental sales and higher yields per transaction.

AU Optronics Lawsuit and Settlement

In May of 2011, the Company entered into an Exclusive License Agreement (the “EPD License Agreement”) and a License Agreement (the “Nano Display License Agreement”) with AUO (together the “AUO License Agreements”).  Under the EPD License Agreement, the Company provided AUO with an exclusive, non-transferable, worldwide license to its ePaper® Electrophoretic Display (“EPD”) patents and technology, in connection with AUO jointly developing EPD products with the Company.  Under the Nano Display License Agreement, the Company provided AUO with a non-exclusive, non-transferable, worldwide license to its Nano Field Emission Display patents and technology, in connection with AUO jointly developing nFED products with the Company.

On January 28, 2013, the Company terminated the AUO License Agreements due to numerous alleged material and continual breaches of the AUO License Agreements by AUO.  On January 28, 2013, the Company also filed a lawsuit in the United States District Court for the Northern District of California against AUO and E Ink Corporation in connection with the AUO License Agreements, alleging breach of contract, breach of the implied covenant of good faith and fair dealing, fraudulent inducement, unjust enrichment, unfair business practices, and other charges (the “AUO/E Ink Lawsuit”).  In June of 2013, the Company and AUO agreed to arbitrate the charges (the case against E Ink Corporation had been dismissed without prejudice) (the “AUO/E Ink Arbitration”).

Pursuant to the AUO Settlement Agreement entered into on December 29, 2014, AUO paid the Company $2,000,000 in U.S. currency, net of any Taiwanese withholding taxes. The Settlement Agreement further provides that:

•         the Company will dismiss the AUO/E Ink Lawsuit and AUO/E Ink Arbitration, with prejudice;

•         the AUO License Agreements are terminated;

•         AUO gives up all rights to the nFED Technology;

•         for a period of two years, the Company agrees not to initiate (whether on its own or through a third party) any patent infringement lawsuits against AUO or its affiliates alleging infringement by AUO’s or AUO’s affiliates products or services, for patents owned or controlled by the Company as of the date of the Settlement Agreement. Any potential damages for patent infringement will toll uninterrupted during this two year period. The prohibition does not apply to patents acquired by the Company after the date of the Settlement Agreement; and

•         each of AUO and the Company mutually released each other from all claims that either may have against the other in connection with the AUO License Agreements, including any claims relating to the ePaper® Electrophoretic Display and nFED patents and technologies.

   Pursuant to the AUO Patent Assignment Agreement entered into on December 29, 2014, AUO paid the Company $7,000,000 in U.S. currency, net of any Taiwanese withholding taxes in exchange for the Company’s ePaper® Electrophoretic Display patent portfolio for which AUO was previously the exclusive licensee, consisting of:

•         10 active U.S. patents and 1 U.S. pending patent application; and

•         103 expired and/or abandoned U.S. and foreign patents and/or patent applications.

Patent Acquisition and Monetization Activities

In April of 2013, the Company, through its wholly owned subsidiary, ITUS Patent Acquisition Corporation (“IPAC”), acquired the exclusive rights to license and enforce a patent portfolio relating to vinyl windows with integrated J-Channels, commonly used in modular buildings, mobile homes, and conventional, new home construction.  Additionally, in April 2013 IPAC  acquired rights to license and enforce a patent portfolio relating to loyalty awards programs commonly provided by airlines, credit card companies, hotels, retailers, casinos, and others (“Loyalty Conversion Systems”). In November 2013, IPAC acquired two patent portfolios in the area of unified communications relating to (i) the multicast delivery of streaming data, media, and other content, within the confines of specialized virtual private networks, and (ii) the integration of telephonic participation in web-based audio/video conferences by creating a gateway between the internet and cellular or traditional landline telephones.  In June 2014, IPAC acquired the exclusive rights to license and enforce a patent portfolio covering enhanced presentation and cross selling technologies used by some of the world’s leading auction sites. We have obtained and will continue to obtain the rights to develop and license additional technologies from third parties, and when necessary, will assist such parties in the further development of their patent portfolios through the filing of additional patent applications.

On May 6, 2014, the Company’s wholly owned subsidiary, Encrypted Cellular Communications Corporation, filed a patent infringement lawsuit against AT&T in connection with its patented Encrypted Cellular Communications technology. The lawsuit was filed in the United States District Court for the Northern District of Texas, Dallas Division.

On September 3, 2014, the United States District Court for the Eastern District of Texas invalidated two of our Loyalty Conversion Systems patents by ruling that they did not cover patentable subject matter, resulting in the dismissal of 7 of our Loyalty Conversion Systems’ lawsuits.  On October 18, 2014, the Company terminated its Loyalty Conversion Systems patent assertion campaign.

On September 8, 2014, the Company’s wholly owned subsidiary, Auction Acceleration Corporation, filed patent infringement lawsuits against Ebay, Vendio, and Auctiva, in connection with its Enhanced Auction Technologies patents. Vendio and Auctiva are part of Alibaba Group, one of the largest online and mobile commerce companies in the world. The patents cover presentation and cross selling technologies enabling auction sellers to cross-sell and upsell additional items to interested buyers, resulting in incremental sales, and higher yields per transaction. The lawsuits were filed in the United States District Court for the Northern District of California.

On September 18, 2014, the Company’s wholly owned subsidiary, Secure Web Conference Corporation, filed a patent infringement lawsuit in the U.S. District Court for the Eastern District of New York against Apple Inc., in connection with its patented Key Based Web Conferencing Encryption technology. The Company has already licensed the encryption patents to Logitech in connection with its LifeSize web conferencing service, and has a patent infringement lawsuit pending against Microsoft Corporation in connection with the SKYPE and Lync web conferencing services.

On October 2, 2014, the US District Court for the Eastern District of New York provided a claims construction ruling in Secure Web Conference Corporation's Key Based Web Conferencing Encryption technology patent infringement lawsuit against Microsoft Corporation in which the court construed several key patent claim terms in a manner adverse to Secure Web Conference Corporation. Secure Web Conference Corporation suspended its lawsuits against Apple and Citrix, as well as Encrypted Cellular Communications Corporation patent infringement lawsuit against AT&T, which also rely on the language construed by the Court. On January 22, 2015, the Company filed a notice of appeal with respect to the New York District Court's claim construction ruling.

On November 4, 2014, the Company’s wholly owned subsidiary, VPN Multicast Technologies, LLC, filed patent infringement lawsuits against AT&T, and Dimension Data LLC, in connection with its patented VPN Multicast Communications technology. The lawsuits were filed in the U.S. District Court for the Eastern District of Texas. The complaints allege infringement of United States Patent Number 8,477,778 entitled “Applying Multicast Protocols and VPN Tunneling Techniques to Achieve High Quality of Service for Real Time Media Transport Across IP Networks.”

The Company has engaged in and may continue to engage in patent infringement lawsuits in the ordinary course of its business operations.  All litigation involves a significant degree of uncertainty, and we give no assurances as to the outcome or duration of any lawsuit.

Licensing Activity

During the fiscal year ended October 31, 2014, the Company entered into 27 license and/or settlement agreements. We entered into license agreements with HWD Acquisition, Inc. in February 2014, PGT Industries, Inc. and MI Windows and Doors, LLC in March 2014, YKK AP America Inc. in April 2014, Jeld-Wen, Inc., Atrium Windows and Doors, Inc., Pella Corporation, Ply Gem Industries, Inc., Simonton Building Products, Inc. and Quaker Window Products Co. Inc. in September 2014, and Silver Line Building Products LLC, American Builders & Contractors Supply Co., Inc., Deceuninck North America, LLC, VEKA, Inc., L.B. Plastics, Inc., Chelsea Building Products, Inc., Moss Supply Company, Vinylmax, LLC, Wincore Window Company, LLC, Associated Materials, LLC, Comfort View Products, LLC, Croft, LLC, Magnolia Windows & Doors, LLC, MGM Industries, Inc., Sun Windows, Inc., and West Window Corporation in October 2014, all of the foregoing in connection with our patented J-Channel Window Frame Construction technology.  In April 2014, we entered into a license agreement with Logitech, Inc. in connection with our Key Based Web Conferencing Encryption technology.  Each of these agreements resulted in the Company receiving a one-time lump sum payment, the majority of the aforementioned license agreements were entered into in connection with the settlement of patent infringement lawsuits, which lawsuits have been dismissed.

Other

On September 2, 2014, the Company changed its name from CopyTele, Inc. to ITUS Corporation.  The name change was approved by the Company’s Board of Directors on May 28, 2014 and was subsequently approved by the Company’s stockholders at the Annual Meeting of Stockholders on August 8, 2014.

On October 11, 2013, our stockholders’ approved an amendment to our certificate of incorporation to increase the number of shares of common stock we are authorized to issue from 300 million to 600 million.

We were incorporated on November 5, 1982 under the laws of the State of Delaware.  From inception through end of fiscal year 2012, our primary operations involved licensing in connection with the development of patented technologies.  Since that date, our primary operations include the development, acquisition, licensing, and enforcement of patented technologies that are either owned or controlled by the Company or one of our wholly owned subsidiaries.  Our principal executive offices are located at 12100 Wilshire Boulevard, Suite 1275, Los Angeles, California 90025, our telephone number is 310-484-5200 and our Internet website address is www.ITUScorp.com.

RISK FACTORS

Our business involves a high degree of risk and uncertainty, including the following risks and uncertainties:

Risks Related to Our Financial Condition and Operations

We have a history of losses and may incur additional losses in the future.

On a cumulative basis we have sustained substantial losses and negative cash flows from operations since our inception.   As of October 31, 2014, our accumulated deficit was approximately $144,770,000.  As of October 31, 2014, we had approximately $5,861,000 in cash and cash equivalents and short-term investments, and working capital of approximately $4,512,000. We incurred losses of approximately $9,606,000 in fiscal year 2014. We expect to continue incurring significant legal and general and administrative expenses in connection with our operations.  As a result, we anticipate that we will incur losses in the future.

We may need additional funding in the future which may not be available on acceptable terms, or at all, and, if available, may result in dilution to our stockholders.

Based on currently available information as of February 27, 2015, we believe that our existing cash, cash equivalents, short-term investments, accounts receivable and expected cash flows from patent licensing and enforcement, and other potential sources of cash flows will be sufficient to enable us to continue our business activities for at least 12 months.  However, our projections of future cash needs and cash flows may differ from actual results. If current cash on hand, cash equivalents, short term investments, accounts receivable and cash that may be generated from our business operations are insufficient to satisfy our liquidity requirements, we may seek to sell equity securities or obtain loans from various financial institutions where possible.  The sale of additional equity securities or convertible debt could result in dilution to our stockholders. Additionally, the sale of equity securities or issuance of debt securities may be subject to certain security holder approvals or may result in the downward adjustment of the exercise or conversion price of our outstanding securities. We can give no assurance that we will generate sufficient cash flows in the future (through licensing and enforcement of patents, or otherwise) to satisfy our liquidity requirements or sustain future operations, or that other sources of funding, such as sales of equity or debt, would be available or would be approved by our security holders, if needed, on favorable terms or at all.  If we cannot obtain such funding if needed or if we cannot sufficiently reduce operating expenses, we would need to curtail or cease some or all of our operations.

If we encounter unforeseen difficulties with our business or operations in the future that require us to obtain additional working capital, and we cannot obtain additional working capital on favorable terms, or at all, our business will suffer.

Our consolidated cash, cash equivalents and short-term investments on hand totaled approximately $5,861,000 and $898,000 at October 31, 2014 and 2013, respectively.  To date, we have relied primarily upon cash from the public and private sale of equity and debt securities to generate the working capital needed to finance our operations.

Although we received aggregate gross proceeds of $4,000,000 from the registered direct offering that closed on July 15, 2014 (the “Registered Direct Offering”), we may need substantial additional capital to continue to operate our business.

We may encounter unforeseen difficulties with our business or operations in the future that may deplete our capital resources more rapidly than anticipated. As a result, we may be required to obtain additional working capital in the future through bank credit facilities, public or private debt or equity financings, or otherwise. Other than as disclosed in this prospectus, we have not identified other sources for additional funding and cannot be certain that additional funding will be available on acceptable terms, or at all. If we are required to raise additional working capital in the future, such financing may be unavailable to us on favorable terms, if at all, or may be dilutive to our existing stockholders. If we fail to obtain additional working capital as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition. Furthermore, such lack of funds may inhibit our ability to respond to competitive pressures or unanticipated capital needs, or may force us to reduce operating expenses, which would significantly harm the business and development of operations.

Failure to effectively manage our potential growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our business strategy and potential growth is expected to place a strain on managerial, operational and financial resources and systems.  Further, as our business grows, we will be required to manage multiple relationships as well as multiple patented technologies.  Any growth by us, or an increase in the number of our strategic relationships or litigation, may place additional strain on our managerial, operational and financial resources and systems.  Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results will be materially harmed.

Risks Related to Patent Monetization and Patent Assertion Activities

We may not be able to monetize our patent portfolios which may have an adverse impact on our future operations.

The primary operations of the Company are patent monetization. We expect to generate revenues and related cash flows from the licensing and enforcement of patents that we currently own and from the rights to license and enforce additional patents we have obtained, and may obtain in the future, from third parties. However, we can give no assurances that we will be able to identify opportunities to exploit such patents or that such opportunities, even if identified, will generate sufficient revenues to sustain future operations.

Our revenues are unpredictable, may come from a small number of licensees, and may harm our financial condition and the market price of our stock.

In the fiscal year ended October 31, 2014, our revenue from patent assertion activities was derived from 27 license and/or settlement agreements, and a substantial portion of this revenue was derived from four of the agreements. It is likely that going forward, a substantial portion of our revenue in each reporting period may come from a small number of licensees, and that one licensee may account for a substantial portion of our revenue. As a result, our revenues may be unpredictable and may vary from period to period.

If we are unable to retain top legal counsel on a contingency basis or otherwise at a reasonable fee to represent us in patent enforcement litigation, it may adversely affect our business.

The success of our licensing business depends in part upon our ability to retain top legal counsel on a contingency fee basis or otherwise at a reasonable fee to represent us in patent infringement litigation. If our patent enforcement actions increase, it may become more difficult to find top legal counsel to handle all of our cases because many of the top law firms may have a conflict of interest that prevents their representation of us.  In addition, the terms of retention of such firms may be unacceptable to us.

We, in certain circumstances, rely on representations, warranties and opinions made by third parties that, if determined to be false or inaccurate, may expose us to certain material liabilities.

From time to time, we may rely upon the opinions of purported experts.  In certain instances, we may not have the opportunity to independently investigate and verify the facts upon which such opinions are made. By relying on these opinions, we may be exposed to liabilities in connection with the licensing and enforcement of certain patents and patent rights which could have a material adverse effect on our operating results and financial condition.

In connection with patent enforcement actions conducted by certain of our subsidiaries, a court that has ruled unfavorably against us may also impose sanctions or award attorney’s fees, exposing us and our operating subsidiaries to certain material liabilities.

In connection with any of our patent enforcement actions, it is possible that a court that has ruled against us may also impose sanctions or award attorney’s fees to defendants, exposing us or our operating subsidiaries to material liabilities, which could materially harm our operating results and our financial condition.

New legislation, regulations, rules and case-law related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue.

We may obtain the rights to patents and may spend a significant amount of resources to enforce those patents. If new legislation, regulations or rules are implemented either by Congress, the United States Patent and Trademark Office (“USPTO”), or the courts, that impact the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue. For example, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions, and potential new rules requiring that the losing party pay legal fees of the prevailing party could also significantly increase the cost of our enforcement actions.

United States patent laws were recently amended with the enactment of the Leahy-Smith America Invents Act, or the America Invents Act, which took effect on March 16, 2013. The America Invents Act includes a number of significant changes to U.S. patent law. In general, the legislation attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual parties allegedly infringing by their respective individual actions or activities. The America Invents Act and its implementation increases the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business and financial condition.

In addition, the U.S. Department of Justice (“DOJ”) has conducted reviews of the patent system to evaluate the impact of patent assertion entities on industries in which those patents relate. It is possible that the findings and recommendations of the DOJ could impact the ability to effectively license and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies.

Further, in various pending litigation and appeals in the United States Federal courts, various arguments and legal theories are being advanced to potentially limit the scope of damages a patent licensing company such as the Company might be entitled to.  Any one of these pending cases could result in new legal doctrines that could make our existing or future patent portfolios less valuable or more costly to enforce.

More patent applications are filed each year resulting in longer delays in getting patents issued by the USPTO.

We hold a number of pending patents. We have identified a trend of increasing patent applications each year, which we believe is resulting in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in recognizing revenue, if any, from these patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

U.S. Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

Patent enforcement actions are almost exclusively prosecuted in U.S. Federal court. Federal trial courts that hear patent enforcement actions also hear criminal cases. Criminal cases always take priority over patent enforcement actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before United States Judges, and as a result, we believe that the risk of delays in patent enforcement actions will have a significant effect on our business in the future unless this trend changes.

Any reductions in the funding of the USPTO could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications.

Our primary asset is our patent portfolios, including pending patent applications before the USPTO. The value of our patent portfolios is dependent upon the issuance of patents in a timely manner, and any reductions in the funding of the USPTO could negatively impact the value of our assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the USPTO, causing an unexpected increase in our expenses.

Competition is intense in the industries in which we do business and as a result, we may not be able to grow or maintain our market share for our technologies and patents.

Our licensing business may compete with venture capital firms and various industry leaders for technology licensing opportunities.  Many of these competitors may have more financial and human resources than we do.  As we become more successful, we may find more companies entering the market for similar technology opportunities, which may reduce our market share in one or more technology industries that we currently rely upon to generate future revenue.

Our patented technologies have an uncertain market value.

Many of our patents and technologies are in the early stages of adoption in the commercial and consumer markets. Demand for some of these technologies is untested and is subject to fluctuation based upon the rate at which our licensees will adopt our patents and technologies in their products and services.

As patent enforcement litigation becomes more prevalent, it may become more difficult for us to voluntarily license our patents.

We believe that the more prevalent patent enforcement actions become, the more difficult it will be for us to voluntarily license our patents. As a result, we may need to increase the number of our patent enforcement actions to cause infringing companies to license the patent or pay damages for lost royalties. This may increase the risks associated with an investment in our company.

We may choose to further develop our patented technologies or invest in new patented technologies which are in need of development.

Early stage technologies involve a high degree of risk, and the development of early stage technologies can be capital intensive. Should we decide to further develop our patented technologies, or invest in new patented technologies, we may not have the capital necessary to continually fund the development of the technologies, and the likelihood of achieving commercial success with any early stage technology is highly speculative.

Weak global economic conditions may cause infringing parties to delay entering into licensing agreements, which could adversely affect our financial condition and operating results.

Our business plan depends significantly on economic conditions, and the United States and world economies are only beginning to emerge from weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material negative effect on the willingness of parties infringing on our patent assets to enter into licensing or other revenue generating agreements voluntarily which could cause material harm to our business.

We are dependent upon a few key personnel and the loss of their services could adversely affect us.

Our future success to monetize our patent portfolios will depend on the efforts of our President and Chief Executive Officer, Robert A. Berman, and our Senior Vice President – Engineering, John Roop, and our strategic advisor, Dr. Amit Kumar.  While we maintain “key person” life insurance on Mr. Berman, we do not maintain such “key person” life insurance on Messrs. Roop or Dr. Kumar. The loss of the services of any such persons could have a material adverse effect on our business and operating results.

Risks Related to Our Common Stock

The availability of shares for sale in the future could reduce the market price of our common stock.

In the future, we may issue securities to raise cash for operations and acquisitions of patents and/or companies.  We have and in the future may issue securities convertible into our common stock. Any of these events may dilute stockholders' ownership interests in our company and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

Any actual or anticipated sales of shares by our stockholders or by Aspire Capital Fund, LLC

(“Aspire Capital”) may cause the trading price of our common stock to decline. Additional issuances of shares to Aspire Capital may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by our stockholders including Aspire Capital, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Delaware law and our charter documents contain provisions that could discourage or prevent a potential takeover of our company that might otherwise result in our stockholders receiving a premium over the market price of their shares.

Provisions of Delaware General Corporation Law (“DGCL”) and our certificate of incorporation, as amended (the “Certificate of Incorporation”) and by-laws (“By-Laws”) could make the acquisition of our company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors, more difficult. These provisions include:

•         Section 203 of the DGCL, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder;

•         The authorization in our Certificate of Incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover; and

•         Provisions in our By-Laws regarding stockholders' rights to call a special meeting of stockholders limit such rights to stockholders holding together at least a majority of shares of the Company entitled to vote at the meeting, which could make it more difficult for stockholders to wage a proxy contest for control of our Board of Directors or to vote to repeal any of the anti-takeover provisions contained in our Certificate of Incorporation and By-Laws.

Together, these provisions may make the removal of management more difficult and may discourage transactions that could otherwise involve payment of a premium over prevailing market prices for our common stock.

We may fail to meet market expectations because of fluctuations in quarterly operating results, which could cause the price of our common stock to decline.

Our reported revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods, revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our common stock to decline. The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

•         the dollar amount of agreements executed in each period, which is primarily driven by the nature and characteristics of the technology being licensed and/or the magnitude of infringement associated with a specific licensee;

•         the specific terms and conditions of agreements executed in each period and/or the periods of infringement contemplated by the respective payments;

•         fluctuations in the total number of agreements executed;

•         fluctuations in the sales results or other royalty-per-unit activities of our licensees that impact the calculation of license fees due;

•         the timing of the receipt of periodic license fee payments and/or reports from licensees;

•         fluctuations in the net number of active licensees period to period;

•         costs related to acquisitions, alliances, licenses and other efforts to expand our operations;

•         the timing of payments under the terms of any customer or license agreements into which we may enter;

•         expenses related to, and the timing and results of, patent filings and other enforcement proceedings relating to intellectual property rights, as more fully described in this section; and

•         the outcome of any of our patent infringement lawsuits.

Technology company stock prices are especially volatile, and this volatility may depress the price of our common stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies have been highly volatile. We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

•         announcements of developments in our patent enforcement actions;

•         developments or disputes concerning our patents;

•         our or our competitors' technological innovations;

•         developments in relationships with licensees;

•         variations in our quarterly operating results;

•         our failure to meet or exceed securities analysts' expectations of our financial results;

•         a change in financial estimates or securities analysts' recommendations;

•         changes in management's or securities analysts' estimates of our financial performance;

•         changes in market valuations of similar companies;

•         the current sovereign debt crises affecting several countries in the European Union and concerns about sovereign debt of the United States;

•         announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents; and

•         the timing of or our failure to complete significant transactions.

In addition, we believe that fluctuations in our stock price during applicable periods can also be impacted by court rulings and/or other developments in our patent licensing and enforcement actions. Court rulings in patent enforcement actions are often difficult to understand, even when favorable or neutral to the value of our patents and our overall business, and we believe that investors in the market may overreact, causing fluctuations in our stock prices that may not accurately reflect the impact of court rulings on our business operations and assets.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If our common stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources, which could materially harm our business and financial results.

Our common stock is subject to the SEC’s penny stock rules which may make our shares more difficult to sell.

Our common stock fits the definition of a penny stock and therefore is subject to the rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks.  The SEC rules may have the effect of reducing trading activity in our common stock making it more difficult for investors to sell their shares.  The SEC’s rules require a broker or dealer proposing to effect a transaction in a penny stock to deliver the customer a risk disclosure document that provides certain information prescribed by the SEC, including, but not limited to, the nature and level of risks in the penny stock market.  The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction.  In addition, the SEC’s rules also require a broker or dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before completion of the transaction.  The existence of the SEC’s rules may result in a lower trading volume of our common stock and lower trading prices.

We do not anticipate declaring any cash dividends on our common stock which may adversely impact the market price of our stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business. If we do not pay dividends, our stock may be less valuable to you because a return on your investment will only occur if our stock price appreciates.

The securities issued in our private placements and registered direct offering may dilute your percentage ownership interest and may also result in downward pressure on the price of our common stock.

In connection with our private placements in February 2011, January 2013 and November 2013 and our registered direct offering in July 2014, we have outstanding shares of preferred stock (following the conversion of the Debenture issued in November 2013) and warrants which are convertible into or exercisable for an aggregate of 25,623,281 shares of our common stock, at prices ranging from $0.1786 to $0.40 per share.  In addition, as we are required to register these shares for resale by the holders, it is possible that a significant number of shares could be sold at the same time.  Because the market for our common stock is thinly traded, the sales and/or the perception that those sales may occur, could adversely affect the market price of our common stock.  Furthermore, the mere existence of a significant number of shares of common stock issuable upon conversion of the debentures or the exercise of warrants may be perceived by the market as having a potential dilutive effect, which could lead to a decrease in the price of our common stock.

The sale of our common stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale, actual or anticipated, of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.

We have the right to sell up to $10 million of our shares of common stock to Aspire Capital, including the 5,380,000 shares sold to Aspire Capital since April 23, 2013, and have issued 3,500,000 shares to Aspire Capital as a commitment fee. We were obligated to register these shares with the SEC. The registration statement declared effective by the SEC on June 19, 2013 (post-effective amendment no. 1 of the registration statement updating the registration statement was declared effective on February 5, 2014) registers 20,000,000 shares for issuance and sale to Aspire Capital under the Purchase Agreement.  It is anticipated that these shares will be sold by Aspire Capital pursuant to a registration statement or sold in reliance on an exemption from registration in Rule 144 of the Securities Act.

Any actual or anticipated sales of shares by Aspire Capital may cause the trading price of our common stock to decline. Additional issuances of shares to Aspire Capital may result in dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of sales of our shares to Aspire Capital, and the purchase agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

We may not have access to the full amount available under the Stock Purchase Agreement with Aspire Capital.

In order for us to receive the full $10 million proceeds under the Stock Purchase Agreement it is unlikely that the 20,000,000 shares registered will be sufficient.  Accordingly, our ability to have access to the full amount under that certain common Stock Purchase Agreement (the "Stock Purchase Agreement") with Aspire Capital will likely be subject to our ability to prepare and file one or more additional registration statements registering the resale of additional shares. These subsequent registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these subsequent registration statements cannot be assured. The effectiveness of these subsequent registration statements is a condition precedent to our ability to sell the shares of common stock subject to these subsequent registration statements to Aspire Capital under the Stock Purchase Agreement.

Raising funds by issuing equity or debt securities could dilute the value of the common stock and impose restrictions on our working capital.

If we were to raise additional capital by issuing equity securities, including sales of shares of common stock to Aspire Capital, the value of the then outstanding common stock would be reduced, unless the additional equity securities were issued at a price equal to or greater than the market value of the common stock at the time of issuance of the new securities. If the additional equity securities were issued at a per share price less than the per share value of the outstanding shares, then all of the outstanding shares would suffer a dilution in value with the issuance of such additional shares. Further, the issuance of debt securities in order to obtain additional funds may impose restrictions on our operations and may impair our working capital as we service any such debt obligations.

SELLING STOCKHOLDERS

The following table sets forth (a) the name and position or positions with the Company of each Selling Stockholder; (b) the aggregate of (i) the number of shares of Common Stock held by each Selling Stockholder as of the date of this prospectus and (ii) the number of shares issuable upon exercise of options granted to each Selling Stockholder under the Plans and the Option Agreements that are being registered pursuant to this Registration Statement for resale by each Selling Stockholder as of the date of this prospectus; (c) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of Common Stock by such Selling Stockholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. To our knowledge, none of our officers and directors have a present intention to offer shares of Common stock for sale, although they retain the right to do so.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling Stockholder	Principal Position with the Company (1)	Shares Owned Prior to Resale (2)(3)(4)(5)		Number of Shares Offered for Resale	Shares Beneficially Owned After Resale (5)
		Number	Percent		Number	Percent
Lewis H. Titterton Jr.	Chairman of the Board	16,454,025	7.29%	6,010,000	10,444,025	4.63%
Robert A. Berman	Director, President and Chief Executive Officer	17,528,650	7.40%	17,000,000	528,650	*
Dr. Amit Kumar	Director and Strategic Advisor	18,389,691	7.77%	17,000,000	1,389,691	*
Bruce F. Johnson	Director	8,567,315	3.88%	1,020,000	7,547,315	3.42%
Henry P. Herms	Chief Financial Officer and Vice President – Finance	1,878,125	*	1,400,000	478,125	*
Dr. Andrea Belz	Director	450,000	*	450,000	-	*
Dale Fox	Director	450,000	*	450,000	-	*

*          Less than 1%.

(1)   All positions described are with the Company, unless otherwise indicated.

(2)   The number of shares owned prior to resale by each Selling Stockholder includes (i) shares of Common Stock and (ii) shares issuable upon exercise of options granted to such employees under the Plans and the Option Agreements that are being registered pursuant to this Registration Statement for resale. Some of these shares may have been sold prior to the date of this prospectus.

(3)   Includes 3,860,000 shares, 1,000,000 shares, 1,000,000 shares, 720,000 shares, 1,325,000 shares, 450,000 shares, 450,000 shares and 8,805,000 shares which Lewis H. Titterton Jr., Robert A. Berman, Dr. Amit Kumar, Bruce F. Johnson, Henry P. Herms, Dr. Andrea Belz, Dale Fox and all directors and executive officers as a group, respectively, have the right to acquire upon exercise of options granted pursuant to the 2003 Share Incentive Plan and/or the 2010 Share Incentive Plan.

(4)   Includes 2,150,000 shares, 16,000,000 shares, 16,000,000 shares, 300,000 shares and 34,450,000 shares which Lewis H. Titterton Jr., Robert A. Berman, Dr. Amit Kumar, Bruce F. Johnson and all directors and executive officers as a group, respectively, have the right to acquire pursuant to Option Agreements with the Company.

(5)   Percentage is computed with reference to 219,732,190 shares of our Common Stock outstanding as of February 27, 2015 and assumes for each Selling Stockholder the sale of all shares offered by that particular Selling Stockholder under this prospectus.

* * *

The Company may supplement this prospectus from time to time as required by the rules of the Commission to include certain information concerning the security ownership of the Selling Stockholders or any new Selling Stockholders, the number of securities offered for resale and the position, office or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our Common Stock by the Selling Stockholders pursuant to this prospectus.  However, we will receive the exercise price of any Common Stock issued to the Selling Stockholders upon exercise by them of their options. We would expect to use these proceeds, if any, for general working capital purposes. We have agreed to pay the expenses of registration of these shares.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Stockholder” means and includes:

•	the persons identified in the table above as the Selling Stockholders;

•	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the Plans; and

•

any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our Common Stock offered by this prospectus may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Common Stock offered hereby. The distribution of the Common Stock by the Selling Stockholders may be effected: in one or more transactions that may take place on the OTCQB (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTCQB; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of our Common Stock.

The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our Common Stock. The broker-dealer may then resell or otherwise transfer such shares of Common Stock pursuant to this prospectus.

The Selling Stockholders also may lend or pledge shares of our Common Stock to a broker-dealer. The broker-dealer may sell the shares of Common Stock so lent, or upon a default the broker-dealer may sell the pledged shares of Common Stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock the Selling Stockholders.

Although the shares of Common Stock covered by this prospectus are not currently being underwritten, the Selling Stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of Common Stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of up to five days preceding such distribution. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Common Stock offered hereby. However, the Selling Stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of Common Stock offered pursuant to this prospectus. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities being offered herein has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of ITUS Corporation and subsidiaries as of October 31, 2013 and 2014, and for each of the years in the two-year period ended October 31, 2014, have been incorporated by reference in the registration statement in reliance upon the report of Haskell & White LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

ITUS CORPORATION

178,734,980 Shares of
Common Stock

_______________

PROSPECTUS
________________

March 3, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents by Reference.

Included in the prospectus which is part of this registration statement.

Item 4.	Description of Securities.

Included in the prospectus which is part of this registration statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

            Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 also permits a corporation to indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of any action or suit by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

            Article XIII of the By-Laws of the Company contains provisions which are designed to provide mandatory indemnification of directors and officers of the Company to the full extent permitted by law, as now in effect or later amended. The Company’s By-Laws, as amended and restated, are filed as an Exhibit to this Registration Statement.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company as disclosed above, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

           Not applicable.

Item 16.  Exhibits

The following exhibits are filed with this Registration statement.

Number	Description
4.1	2003 Share Incentive Plan. (Incorporated by reference to Exhibit 4 to our Form S-8 dated May 5, 2003.)
4.2	Amendment No. 1 to the 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 4(e) to our Form S-8 dated November 9, 2004.)
4.3	Amendment No. 2 to the 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2006.)
4.4	Amendment No. 3 to the 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2006.)
4.5	Amendment No. 4 to the 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 4(g) to our Form S-8 dated September 21, 2007.)
4.6	Amendment No. 5 to the 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 4(g) to our Form S-8 dated January 21, 2009.)
4.7	Amendment No. 6 to the 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 10.5 to our Form 8-K, dated July 20, 2010.)
4.8	2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Form 8-K, dated July 20, 2010.)
4.9	Amendment No. 1 to the 2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Form 8-K, dated July 7, 2011.)
4.10	Amendment No. 2 to the 2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Form 8-K, dated September 5, 2012.)
4.11	Amendment No. 3 to the 2010 Share Incentive Plan (Incorporated by reference to Exhibit 10.1 to our Form 10-Q for the fiscal quarter ended January 31, 2014.)
4.12

Form of Time Based Stock Option Award Agreement between the Company and each of Robert A. Berman, John Roop and Dr. Amit Kumar (Incorporated by reference to Exhibit 4.13 to our Form S-8 dated October 12, 2012.)

4.13

Form of Time Based Stock Option Award Agreement between the Company and each of Lewis H. Titterton Jr. and Kent B. Williams (Incorporated by reference to Exhibit 4.14 to our Form S-8 dated October 12, 2012.)

4.14

Form of Performance Based Stock Option Award Agreement between the Company and Robert A. Berman, John Roop and Dr. Amit Kumar (Portions of Section 12 of this exhibit have been redacted and filed separately with the Commission in accordance with a request for confidential treatment, dated October 12, 2012, pursuant to Rule 406 under the Securities Act of 1933, as amended.) (Incorporated by reference to Exhibit 4.15 to our Form S-8 dated October 12, 2012.)

4.15	Form of Stock Option Agreement under the 2010 Share Incentive Plan (time based vesting for employee participants). (Incorporated by reference to Exhibit 4.16 to our Form S-8 dated October 12, 2012.)
4.16	Form of Stock Option Agreement under the 2010 Share Incentive Plan (for employee participants). (Incorporated by reference to Exhibit 10.2 to our Form 8-K dated July 20, 2010.)
4.17	Form of Stock Option Agreement under the 2010 Share Incentive Plan (for director participants). (Incorporated by reference to Exhibit 10.3 to our Form 8-K dated July 20, 2010.)
4.18	Form of Stock Award Agreement under the 2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.4 to our Form 8-K dated July 20, 2010.)
4.19	Form of Stock Option Grant Amendment under the 2003 Share Incentive Plan (for employee participants). (Incorporated by reference to Exhibit 10.6 to our Form 8-K, dated July 20, 2010).
4.20	Form of Stock Option Grant Amendment under the 2003 Share Incentive Plan (for director participants). (Incorporated by reference to Exhibit 10.7 to our Form 8-K, dated July 20, 2010).
4.21	Form of Time Based Stock Option Award Agreement between the Company and each of Lewis H. Titterton Jr., Kent B. Williams and Bruce F. Johnson. (Filed herewith)
5.1	Opinion of Ellenoff Grossman & Schole LLP (Filed herewith)
23.1	Consent of Haskell & White LLP (Filed herewith)
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
24	Powers of Attorney (included on signature page)

Item 9.  Undertakings.

(a)        The undersigned registrant hereby undertakes:

            (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

                        (i)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4)        That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (5)        That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (6)        That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (7)        To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            (8)        To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 3, 2015.

ITUS CORPORATION

By:	/s/ Robert A. Berman
Name: Robert A. Berman
Title: President and Chief Executive Officer

POWER OF ATTORNEY

 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Berman his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Robert A.Berman	March 3, 2015
Robert A. Berman
President, Chief Executive Officer
and Director (Principal Executive Officer)

By:	/s/ Henry P.Herms	March 3, 2015
Henry P. Herms
Vice President – Finance and
Chief Financial Officer
(Principal Financial and Accounting Officer)

By:	/s/ Lewis H . Titterton Jr.	March 3, 2015
Lewis H. Titterton Jr.
Chairman of the Board

By:	/s/ Dr. Amit Kumar	March 3, 2015
Dr. Amit Kumar
Director

By:	/s/ Dr. Andrea Belz	March 3, 2015
Dr. Andrea Belz
Director

By:	/s/ Bruce F. Johnson	March 3, 2015
Bruce F. Johnson
Director

By:	/s/ Dale Fox	March 3, 2015
Dale Fox
Director